UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

COMMERCIAL VEHICLE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

COMMERCIAL VEHICLE GROUP, INC.
7800 Walton Parkway
New Albany, Ohio 43054
Telephone: (614) 289-5360

April 10, 2008

Dear Stockholder:

You are cordially invited to attend our 2008 Annual Meeting of Stockholders, which will be held on Tuesday, May 20, 2008, at 1:00 p.m. (Eastern Time) at the Company’s headquarters located at 7800 Walton Parkway, New Albany, OH 43054. With this letter, we have enclosed a copy of our 2007 Annual Report on Form 10-K, notice of annual meeting of stockholders, proxy statement and proxy card. These materials provide further information concerning the annual meeting. If you would like another copy of the 2007 Annual Report, please contact Chad M. Utrup, Chief Financial Officer, and one will be mailed to you.

At this year’s annual meeting, the agenda includes the election of certain directors and a proposal to ratify the appointment of our independent registered public accounting firm. The Board of Directors recommends that you vote FOR election of the slate of nominees for directors and FOR ratification of appointment of the independent registered public accounting firm. We will also report on current business conditions and our recent developments. Members of the Board of Directors and our executive officers will be present to discuss the affairs of the Company and to answer any questions you may have.

It is important that your shares be represented and voted at the annual meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure your shares will be represented. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

We look forward to seeing you at the annual meeting.

Sincerely,

Mervin Dunn
President and Chief Executive Officer

COMMERCIAL VEHICLE GROUP, INC.
7800 Walton Parkway
New Albany, Ohio 43054
Telephone: (614) 289-5360

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 20, 2008
1:00 p.m. Eastern Time

The 2008 Annual Meeting of Stockholders of Commercial Vehicle Group, Inc. will be held on Tuesday, May 20, 2008, at 1:00 p.m. (Eastern Time), at the Company’s headquarters located at 7800 Walton Parkway, New Albany, OH 43054.

The annual meeting is being held for the following purposes:

1.	To elect two Class I Directors to serve until the annual meeting of stockholders in 2011 and until their successors are duly elected and qualified or until their earlier removal or resignation (the Board of Directors recommends a vote FOR the nominees named in the attached proxy statement proposal);

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2008 (the Board of Directors recommends a vote FOR this proposal); and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice. Only stockholders of record at the close of business on March 24, 2008, will be entitled to vote at the annual meeting.

Enclosed with this Notice of Annual Meeting of Stockholders is a proxy statement, related proxy card with a return envelope and our 2007 Annual Report on Form 10-K. The 2007 Annual Report on Form 10-K contains financial and other information that is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

By Order of the Board of Directors

Chad M. Utrup
Chief Financial Officer

April 10, 2008

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire.

COMMERCIAL VEHICLE GROUP, INC.

QUESTIONS AND ANSWERS ABOUT VOTING

Q:	Why did you send me this proxy statement?

A:	This proxy statement is being sent to you because our Board of Directors is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. This proxy statement includes information required to be disclosed to you in connection with our solicitation of proxies in connection with the annual meeting. Stockholders of record as of the close of business on March 24, 2008 are entitled to vote. This proxy statement and the related proxy card are first being sent on or about April 10, 2008 to those persons who are entitled to vote at the annual meeting.

Q:	How many votes do I have?

A:	Each share of our common stock that you own entitles you to one vote.

Q:	How do I vote?

A:	You can vote on matters presented at the annual meeting in three ways:

1. You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, OR

2. You can vote over the internet or by telephone, OR

3. You can attend the annual meeting and vote in person.

Q:	How do I vote by proxy?

A:	If you properly fill out your proxy card and send it to us in time to vote, your shares will be voted as you have directed. If you do not specify a choice on your proxy card, the shares represented by your proxy card will be voted for the election of all nominees and for the ratification of the appointment of Deloitte &Touche LLP as our independent registered public accounting firm for the 2008 fiscal year. Whether or not you plan to attend the annual meeting, we urge you to complete, sign, date and return your proxy card in the enclosed envelope. Returning the proxy card will not affect your right to attend the annual meeting and vote in person.

Q:	How do I vote in person?

A:	If you attend the annual meeting, we will give you a ballot when you arrive.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:	Can I change my vote or revoke my proxy after I have mailed my proxy card?

A:	You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice to the Chief Financial Officer at our headquarters stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the annual meeting and vote in person. Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote.

Q:	Will there be any matters voted upon at the annual meeting other than those specified in the Notice of Annual Meeting?

A:	Our Board of Directors does not know of any matters other than those discussed in this proxy statement that will be presented at the annual meeting. If other matters are properly brought before the meeting and we do not have notice of these matters within a reasonable time prior to the annual meeting, all proxies will be voted in accordance with the recommendations of our Board of Directors.

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Q:	How are votes counted?

A:	Stockholders of record of our common stock as of the close of business on March 24, 2008 are entitled to vote at the annual meeting. As of March 24, 2008, there were 22,053,872 shares of common stock outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the annual meeting.

Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your stock will nevertheless be treated as present and entitled to vote. Your stock, therefore, will be counted in determining the existence of a quorum and, even though you have abstained from voting, will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting, such as the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2008 fiscal year.

Under Delaware law, “broker non-votes” are also counted for purposes of determining whether a quorum is present, but are not counted in determining whether a matter requiring a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

Q:	How are proxies being solicited and who pays for the solicitation of proxies?

A:	Initially, we will solicit proxies by mail. Our directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. We will pay all expenses of solicitation of proxies.

Q:	Can I access this proxy statement and CVG’s 2007 Annual Report on Form 10-K electronically?

A:	The proxy statement and our Annual Report on Form 10-K are available on our website at www.cvgrp.com/Investor Relations.

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PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Commercial Vehicle Group, Inc., a Delaware corporation (“CVG”), of proxies for use in voting at the Annual Meeting of Stockholders scheduled to be held on May 20, 2008 and at any postponement or adjournment thereof. This Proxy Statement and the related proxy card are being mailed to holders of our common stock, commencing on or about April 10, 2008. References in this Proxy Statement to “Company,” “we,” “our,” or “us” refer to CVG, unless otherwise noted.

Voting and Revocability of Proxies

When proxies are properly dated, executed and returned, the shares they represent will be voted as directed by the stockholder on all matters properly coming before the annual meeting.

Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:

1.	FOR the nominees for directors named in this Proxy Statement; and

2.	FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2008 in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes.

In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Returning your completed proxy will not prevent you from voting in person at the annual meeting should you be present and desire to do so. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to our Chief Financial Officer prior to the annual meeting or by submission of a later-dated proxy.

At the annual meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the stockholders’ voting. The presence of a quorum is required to transact the business proposed to be transacted at the annual meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute the necessary quorum for any business to be transacted at the annual meeting. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), properly executed proxies marked “abstain” as well as proxies held in street name by brokers that are not voted on all proposals to come before the annual meeting (“broker non-votes”), will be considered “present” for the purposes of determining whether a quorum has been achieved at the annual meeting.

The two nominees for director receiving the greatest number of votes cast at the annual meeting in person or by proxy shall be elected. Consequently, any shares of common stock present in person or by proxy at the annual meeting but not voted for any reason have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. All other matters to be considered at the annual meeting require the favorable vote of a majority of the shares entitled to vote at the meeting either in person or by proxy. Stockholders have no right to cumulative voting as to any matter, including the election of directors. If any proposal at the annual meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under the DGCL and, therefore, have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval under the DGCL.

Record Date and Share Ownership

Only stockholders of record of the common stock on our books at the close of business on March 24, 2008 will be entitled to vote at the annual meeting. On that date, we had 22,053,872 shares of common stock outstanding. A list of our stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at our headquarters for a period of ten (10) days prior to the meeting. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board currently consists of seven directors and is divided into three classes and the term of each class expires in a different year. At the annual meeting, two directors are to be elected as members of Class I to serve until the annual meeting in 2011 and until their successors are elected and qualified or until their earlier removal or resignation. The Board has nominated two nominees set forth below, each of whom has agreed to serve as a director if elected and each of whom has been nominated by the Nominating and Corporate Governance Committee. Each nominee currently serves as a director of CVG. In the event any nominee is unable or unwilling to serve as a director at the time of the annual meeting (which events are not anticipated), the persons named on the enclosed proxy card may substitute another person as a nominee or may add or reduce the number of nominees to such extent as they shall deem advisable.

Subject to rights of holders of any series of preferred stock to fill newly created directorships or vacancies, any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification or removal for cause shall be filled by the Board provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.

Information regarding our director nominees and our directors not subject to reelection at the annual meeting is set forth below:

Name	Age	Position

Scott D. Rued(4)	51	Chairman and Director
Mervin Dunn	54	President, Chief Executive Officer and Director
Scott C. Arves(1)(2)(4)	51	Director
David R. Bovee(2)(3)(4)	58	Director
Robert C. Griffin(1)(2)(3)(4)	59	Director
S.A. Johnson(4)	67	Director
Richard A. Snell(1)(3)(4)	66	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Independent Director as defined in Rule 4200(a)(15) of the NASDAQ marketplace rules.

There are no family relationships between or among any of our directors or executive officers. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.

Class I Directors — Director Nominees

David R. Bovee has served as a Director since October 2004. Mr. Bovee served as Vice President and Chief Financial Officer of Dura Automotive Systems, Inc. (“Dura”) from January 2001 to March 2005 and from November 1990 to May 1997. In October 2006, when Mr. Bovee was no longer affiliated with that company, Dura filed a voluntary petition for reorganization under the federal bankruptcy laws. From May 1997 until January 2001, Mr. Bovee served as Vice President of Business Development for Dura. Mr. Bovee also served as Assistant Secretary for Dura. Prior to joining Dura, Mr. Bovee served as Vice President at Wickes in its Automotive Group from 1987 to 1990.

Scott D. Rued has served as a Director since February 2001 and Chairman since April 2002. Since August 2003, Mr. Rued has served as a Managing Partner of Thayer Capital Partners (“Thayer”). Prior to joining

Thayer, Mr. Rued served as President and Chief Executive Officer of Hidden Creek Industries (“Hidden Creek”) from May 2000 to August 2003. From January 1994 through April 2000, Mr. Rued served as Executive Vice President and Chief Financial Officer of Hidden Creek.

Directors Continuing in Office

Class II Directors

Mervin Dunn has served as a Director since August 2004 and as our President and Chief Executive Officer since June 2002, and prior thereto served as the President of Trim Systems, commencing upon his joining us in October 1999. From 1998 to 1999, Mr. Dunn served as the President and Chief Executive Officer of Bliss Technologies, a heavy metal stamping company. From 1988 to 1998, Mr. Dunn served in a number of key leadership roles at Arvin Industries, including Vice President of Operating Systems (Arvin North America), Vice President of Quality, and President of Arvin Ride Control. From 1985 to 1988, Mr. Dunn held several key management positions in engineering and quality assurance at Johnson Controls Automotive Group, an automotive trim company, including Division Quality Manager. From 1980 to 1985, Mr. Dunn served in a number of management positions for engineering and quality departments of Hyster Corporation, a manufacturer of heavy lift trucks. Mr. Dunn also currently serves as a Director of Transdigm Group, Inc.

S.A. (“Tony”) Johnson has served as a Director since September 2000. Mr. Johnson is currently a Managing Partner of OG Partners, a private industrial management company, and has served in that capacity since 2004. Mr. Johnson served as the Chairman of Hidden Creek from May 2001 to May 2004 and from 1989 to May 2001 was its Chief Executive Officer and President. Prior to forming Hidden Creek, Mr. Johnson served from 1985 to 1989 as Chief Operating Officer of Pentair, Inc., a diversified industrial company. Mr. Johnson also currently serves as a Director of Cooper-Standard Automotive, Inc.

The terms of Messrs. Dunn and Johnson expire at the 2009 Annual Meeting.

Class III Directors

Scott C. Arves has served as a Director since July 2005. Since January 2007, Mr. Arves has served as President and Chief Executive Officer of Transport America, a truckload, intermodal and logistics provider. Prior to joining Transport America, Mr. Arves was President of Transportation for Schneider National, Inc., a provider of transportation, logistics and related services, from May 2000 to July 2006.

Robert C. Griffin has served as a Director since July 2005. Mr. Griffin has held numerous positions of responsibility in the financial sector, including Head of Investment Banking, Americas and Management Committee Member for Barclay’s Capital from 2000 to 2002, and prior to that as the Global Head of Financial Sponsor Coverage for Bank of America Securities from 1998 to 2000 and Group Executive Vice President of Bank of America from 1997 to 1998. Mr. Griffin also currently serves as a Director of Builders FirstSource, Inc. and Sunair Services Corporation.

Richard A. Snell has served as a Director since August 2004. Mr. Snell has served as Chairman and Chief Executive Officer of Qualitor, Inc. since May 2005 and as an Operating Partner at Thayer Capital Partners since 2003. Prior to joining Thayer Capital Partners, Mr. Snell was a consultant from 2000 to 2003 and prior thereto, served as Chairman and Chief Executive Officer of Federal-Mogul Corporation, an automotive parts manufacturer, from 1996 to 2000. Prior to joining Federal-Mogul Corporation, Mr. Snell served as Chief Executive Officer at Tenneco Automotive, also an automotive parts manufacturer. Mr. Snell also currently serves as a Director of Schneider National, Inc.

The terms of Messrs. Arves, Griffin and Snell expire at the 2010 Annual Meeting.

Corporate Governance

Independence of Directors

The Board of Directors has determined that Messrs. Arves, Bovee, Griffin, Johnson, Rued and Snell are “independent” directors, as independence is defined in Rule 4200(a)(15) of the NASDAQ Stock Market LLC

(NASDAQ) marketplace rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NASDAQ marketplace rules. In making this determination, the Board considered all provisions of the definition in the standards set forth in the NASDAQ marketplace rules, and in Mr. Griffin’s case, the fact that his daughter is employed as a recruiter for Deloitte Services LP, an affiliate of Deloitte & Touche LLP, our independent registered public accounting firm. Each member of the Audit Committee of the Board meets the heightened independence standards required for audit committee members under the NASDAQ marketplace rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Meetings of the Board and its Committees.  The Board held eight meetings during fiscal 2007. The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each director is expected to attend each meeting of the Board and those committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. Each of the directors attended 75% or more of the total number of meetings of the Board and those committees on which he served during the last fiscal year.

Audit Committee.  Our Audit Committee is comprised of Messrs. Arves, Bovee (Chairman) and Griffin, of whom all are independent under the heightened independence standard required for audit committee members by the NASDAQ marketplace rules and Rule 10A-3 under the Exchange Act. Mr. Bovee has been named as our “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for: (1) the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report; (2) reviewing the independence of the independent registered public accounting firm and taking, or recommending that our Board of Directors take, appropriate action to oversee their independence; (3) approving, in advance, all audit and non-audit services to be performed by the independent registered public accounting firm; (4) overseeing our accounting and financial reporting processes and the audits of our financial statements; (5) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; (6) engaging independent counsel and other advisors as the Audit Committee deems necessary; (7) determining compensation of the independent registered public accounting firm, compensation of advisors hired by the Audit Committee and ordinary administrative expenses; (8) reviewing and assessing the adequacy of our formal written charter on an annual basis; and (9) handling such other matters that are specifically delegated to the audit committee by our Board of Directors from time to time. Our Board of Directors adopted a written charter for our Audit Committee, which is posted on our web site at www.cvgrp.com. Deloitte & Touche LLP currently serves as our independent registered public accounting firm. The Audit Committee met eight times during fiscal 2007.

Compensation Committee.  Our Compensation Committee is comprised of Messrs. Arves, Griffin and Snell (Chairman), of whom, all are independent, as independence is defined by Rule 4200(a)(15) of the NASDAQ marketplace rules. The Compensation Committee is responsible for: (1) determining, or recommending to our Board of Directors for determination, the compensation and benefits of all of our executive officers; (2) reviewing our compensation and benefit plans to ensure that they meet corporate objectives; (3) administering our stock plans and other incentive compensation plans; and (4) such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time. Our Board of Directors adopted a written charter for our Compensation Committee, which is posted on our web site at www.cvgrp.com. The Compensation Committee met four times during fiscal 2007.

Compensation Committee Interaction with Compensation Consultants.  During 2007, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) to assist with its review of the compensation programs for our executive officers and the preparation of various aspects of this proxy statement. Although the Compensation Committee retains PM&P, PM&P interacts with our executive officers when necessary and appropriate.

Compensation Committee Interaction With Management.  Certain of our executive officers, including the Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources, may from time to time attend Compensation Committee meetings when executive compensation, company performance, team performance and individual performance are discussed and evaluated by Compensation Committee members. The executive officers are asked for their insights, ideas and recommendations on executive compensation matters during these meetings or at other times, and also provide updates on financial performance, mergers and acquisitions, industry status and other factors that may impact executive compensation.

The Board Chairman met with the Chief Executive Officer in early 2008 to review his performance for 2007 based on a performance appraisal completed in December 2007 by all of the Board members.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee consists of Messrs. Bovee, Griffin (Chairman) and Snell, of whom, all are independent, as independence is defined by Rule 4200(a)(15) of the NASDAQ marketplace rules. The Nominating and Corporate Governance Committee is responsible for: (1) selecting, or recommending to our Board of Directors for selection, nominees for election to our Board of Directors; (2) making recommendations to our Board of Directors regarding the size and composition of the Board, committee structure and makeup and retirement procedures affecting Board members; (3) monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and (4) such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our Board of Directors from time to time. Our Board of Directors adopted a written charter for our Nominating and Corporate Governance Committee, which is posted on our web site at www.cvgrp.com. The Nominating and Corporate Governance Committee met two times during fiscal 2007.

The Nominating and Corporate Governance Committee will consider as potential nominees individuals properly recommended by stockholders. Recommendations concerning individuals proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to Chad M. Utrup, Chief Financial Officer, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, OH 43054. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Nominating and Corporate Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our by-laws.

The Nominating and Corporate Governance Committee has used, to date, an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Nominating and Corporate Governance Committee and the Board of Directors. Generally, candidates have significant industry experience and have been known to one or more of the Board members. As noted above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. The Nominating and Corporate Governance Committee has established criteria that identify desirable experience for prospective Board members, including experience as a senior officer in a public or substantial private company, breadth of knowledge about issues affecting CVG or its industry and expertise in finance, logistics, manufacturing or marketing. Desired personal attributes for prospective Board members include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad/fiduciary responsibilities on behalf of all stockholders. The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Corporate Governance Committee by officers or directors of CVG or by a stockholder.

Stockholders and other interested parties may communicate with the Board of Directors, including the independent directors, by sending written communications to the directors c/o Chad M. Utrup, Chief Financial Officer, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. All such communications will be forwarded to the directors.

The Board of Directors has a policy that members of the Board of Directors are encouraged to attend the annual meetings of stockholders. All of the directors attended the 2007 Annual Meeting of Stockholders.

Company Code of Ethics.  The Board has adopted a Code of Ethics that applies to the Company’s directors, officers and employees. A copy of the Code of Ethics is posted on our web site at www.cvgrp.com. If we waive any provision of our Code of Ethics or change the Code of Ethics, we will disclose that fact on our website within four business days.

Insider Trading Policy.  In connection with our initial public offering, we adopted a corporate policy regarding insider trading and Section 16 reporting that applies to our directors, executive officers and employees. This policy prohibits trading in our common stock under certain circumstances, including while in possession of material, non-public information about us.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

Vote Required

The two persons receiving the highest number of FOR votes represented by shares present in person or represented by proxy at the annual meeting will be elected.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2008. In making the decision to reappoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte & Touche LLP is incompatible with maintaining that firm’s independence.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our by-laws or other applicable legal requirement. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. It is expected that a representative of Deloitte & Touche LLP will be present at the annual meeting, with the opportunity to make a statement if he so desires, and will be available to answer appropriate questions.

Approval of the proposal to ratify the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting.

Principal Accountant Fees and Services

For fiscal years 2007 and 2006, the following fees were billed to us for the indicated services:

	2007	2006

Audit Fees	$1,503,000	$1,245,000
Audit-Related Fees	38,000	219,000
Tax Fees	766,000	927,000
All Other Fees	—	—

Total Independent Accountant’s Fees	$2,307,000	$2,391,000

Audit Fees.  Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits and due diligence in connection with acquisitions, attest services that are not required by statute or regulation and accounting consultations on proposed transactions.

Tax Fees.  Consist of fees billed for professional services for tax compliance, tax consultation and tax planning. These services include assistance regarding federal, state and international tax compliance, customs and duties, mergers and acquisitions and international tax planning.

All Other Fees.  Consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

During fiscal 2007, all services by Deloitte & Touche LLP were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Vote Requirement

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2008 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 24, 2008 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or its name.

The following table lists the number of shares and percentage of shares beneficially owned based on 22,053,872 shares of common stock outstanding as of March 24, 2008, and a total of 581,351 common stock options currently exercisable or exercisable by our directors and executive officers as a group within 60 days of March 24, 2008. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 24, 2008 are deemed outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
The Guardian Life Insurance Company of America(1)	2,621,431	11.9%
Artisan Partners Limited Partnership(2)	2,082,600	9.4%
Dimensional Fund Advisors Inc.(3)	1,437,177	6.5%
Goldman Sachs Asset Management(4)	1,301,478	5.9%
Stadium Capital Management, LLC(5)	1,281,129	5.8%
Unicredito Italiana S.p.A.(6)	1,251,500	5.7%
AXA Financial, Inc.(7)	1,216,875	5.5%
Wellington Management Company, LLP(8)	1,135,000	5.1%
Directors and Named Executive Officers:
Mervin Dunn(9)	398,383	1.8%
Chad M. Utrup(10)	152,182	*
Scott D. Rued(11)	131,337	*
Gerald L. Armstrong(12)	120,006	*
James F. Williams(13)	106,915	*
S.A. Johnson(14)	40,892	*
W. Gordon Boyd(15)	36,316	*
Kevin R.L. Frailey(16)	31,000	*
Richard A. Snell(17)	17,500	*
Robert C. Griffin(18)	14,000	*
David R. Bovee(19)	12,900	*
Scott C. Arves(20)	12,500	*
All directors and executive officers as a group (12 persons)	1,073,931	4.9%

*	Denotes less than one percent.

(1)	Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 9, 2008. According to the Schedule 13G/A, The Guardian Life Insurance Company of America is an insurance company and the parent of Guardian Investor Services LLC and RS Investment Management Co. LLC. According to the Schedule 13G/A, Guardian Investor Services LLC is a registered investment adviser, a registered broker-dealer and the parent company of RS Investment Management Co. LLC. RS Investment Management Co. LLC is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the stock. No individual client’s holdings of the common stock, except for RS Partners Fund, are more than five percent of the outstanding common stock. The address for RS Investment Management Co. LLC is 388 Market Street, Suite 1700, San Francisco, CA 94111.

(2)	Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 13, 2008. According to the Schedule 13G/A, Artisan Partners Limited Partnership is a registered investment adviser. The shares reported have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. According to the Schedule 13G/A, Artisan Investment Corporation is the general partner of Artisan Partners and ZFIC, Inc. is the sole stockholder of Artisan Investment Corporation and Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC, Inc. The address for Artisan Partners is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(3)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on February 6, 2008. According to the Schedule 13G, Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are referred to as the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all shares reported are owned by the Funds. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(4)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on February 1, 2008. The address for Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, NY 10005.

(5)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on February 14, 2008. According to the Schedule 13G, Stadium Capital Management, LLC is an investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the stock. Alexander M. Seaver and Bradley R. Kent are the managing members of Stadium Capital Management, LLC. The address for Stadium Capital Management, LLC, Mr. Seaver and Mr. Kent is 19785 Village Office Court, Suite 101, Bend, OR 97702.

(6)	Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 1, 2008. The address for Unicredito Italiano S.p.A. is Piazza Cordusio 2, 20123 Milan, Italy.

(7)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on February 14, 2008. According to the Schedule 13G, AXA owns AXA Financial, Inc., and AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”), as a group, control AXA. AXA Financial, Inc. is the parent company of AllianceBernstein L.P., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. AllianceBernstein L.P. acquired the shares reported solely for investment purposes on behalf of client discretionary investment advisory accounts. The address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY 10104. The address for AXA is 25, avenue Matignon, 75008 Paris, France. The address for the Mutuelles AXA is 26, rue Drouot, 75009 Paris, France.

(8)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on February 14, 2008. According to the Schedule 13G, Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment adviser, may be deemed to beneficially own the shares reported, which are held of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such client is known to have such right or power with respect to more than five percent of the shares. The address for Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

(9)	Includes 285,383 shares issuable upon exercise of currently exercisable options. Includes 8,332 shares of restricted stock that vest on October 20, 2008; 23,333 shares of restricted stock that vest in two equal installments on October 20, 2008 and 2009; and 53,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2008.

(10)	Includes 95,682 shares issuable upon exercise of currently exercisable options. Includes 4,000 shares that vest on October 20, 2008; 11,666 shares of restricted stock that vest in two equal installments on October 20, 2008 and 2009; and 27,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2008.

(11)	Includes 60,000 shares issuable upon exercise of currently exercisable options. Includes 2,666 shares of restricted stock that vest on October 20, 2008; 5,333 shares of restricted stock that vest in two equal installments commencing on October 20, 2008 and 2009; and 9,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2008.

(12)	Includes 66,793 shares issuable upon exercise of currently exercisable options. Includes 4,000 shares of restricted stock that vest on October 20, 2008; 11,666 shares of restricted stock that vest in two equal installments on October 20, 2008 and 2009; and 27,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2008.

(13)	Includes 73,493 shares issuable upon exercise of currently exercisable options. Includes 3,332 shares of restricted stock that vest on October 20, 2008; 6,666 shares of restricted stock that vest in two equal installments on October 20, 2008 and 2009; and 16,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2008.

(14)	Includes 1,332 shares of restricted stock that vest on October 20, 2008; 2,666 shares of restricted stock that vest in two equal installments commencing on October 20, 2008 and 2009; and 4,500 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2008.

(15)	Includes 3,332 shares of restricted stock that vest on October 20, 2008; 10,000 shares of restricted stock that vest in two equal installments on October 20, 2008 and 2009; and 21,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2008.

(16)	Includes 6,666 shares of restricted stock that vest in two equal installments on October 20, 2008 and 2009 and 21,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2008.

(17)	Includes 1,332 shares of restricted stock that vest on October 20, 2008; 2,666 shares of restricted stock that vest in two equal installments on October 20, 2008 and 2009; and 4,500 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2008. Of these shares, 12,500 shares are held by the Snell Family Limited Partnership, of which Mr. Snell is a general partner, and 5,000 shares are held in trust for the benefit of Mr. Snell’s children.

(18)	Includes 1,332 shares of restricted stock that vest on October 20, 2008; 2,666 shares of restricted stock that vest in two equal installments on October 20, 2008 and 2009; and 4,500 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2008. Of these shares, 5,502 shares are subject to a pledge in support of a margin account.

(19)	Includes 1,332 shares of restricted stock that vest on October 20, 2008; 2,666 shares of restricted stock that vest in two equal installments on October 20, 2008 and 2009; and 4,500 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2008.

(20)	Includes 1,332 shares of restricted stock that vest on October 20, 2008; 2,666 shares of restricted stock that vest in two equal installments on October 20, 2008 and 2009; and 4,500 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary

During 2007, the demand for North American Class 8 heavy-trucks experienced a downturn primarily related to new emissions standards becoming effective in the United States as of January 1, 2007. The overall impact of the new standards was a temporary upturn in 2006, followed by a significant downturn in 2007, as shown by the Class 8 heavy truck build rate, which declined in 2007 to approximately 212 thousand units from 379 thousand units in 2006.

At the beginning of 2007, management and the Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) had multiple discussions regarding annual incentive plan targets in light of the expected downturn in the North American Class 8 heavy truck business in 2007. Ultimately, the Committee decided to base annual incentive payments on net income targets, consistent with past practice. Our 2007 net income results were below the threshold net income set under the annual incentive plan primarily as a result of the lower Class 8 production levels, the overall shift in product mix and content and our overall performance, resulting in no annual cash incentive plan payments for the entire senior executive group for 2007.

The magnitude of the downturn and overall performance of the Company also had an impact on our share price during 2007, which declined from $21.80 to $14.50 over the course of 2007. Our senior executive officers also experienced a negative impact because the value of their shares and equity-based awards granted over the past several years declined.

Compensation Philosophy, Objectives and Process

Compensation Philosophy and Objectives

Our executive compensation program is designed to align total compensation with our overall performance, while at the same time serving to attract and retain key executive officers who have a significant strategic impact on our success. Each executive officer has a significant portion of total compensation which is at-risk in any given year. In addition, each executive officer receives equity grants which serve to align their interests with those of stockholders.

The specific objectives of our executive compensation program are to:

•	Attract and retain qualified executives who will contribute to our long-term success;

•	Link executive compensation to the achievement of our operational, financial and strategic objectives; and

•	Link executive compensation with each executive’s performance and level of responsibility.

Our Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) has structured executive compensation based on these objectives. Our executive compensation program includes annual and long-term incentive programs and provides for both cash and equity-based awards, as well as salary and benefit programs that are competitive within our industry.

We set performance targets under our annual cash incentive compensation program so that executive officers receive their targeted annual compensation if our pre-determined performance targets are achieved. When performance exceeds the pre-determined performance targets, then total executive compensation will be above this targeted compensation, and when performance is below the pre-determined performance targets, then total executive compensation will be below the targeted compensation.

Compensation Process

The Committee is responsible for:

•	Reviewing the performance of the Chief Executive Officer on an annual basis;

•	Reviewing and approving the compensation of the Chief Executive Officer and all other executive officers;

•	Reviewing our compensation policies and programs to ensure they are aligned with corporate objectives;

•	Overseeing the design and administration of our equity-based and incentive compensation plans, including the Second Amended and Restated Equity Incentive Plan (the “Equity Plan”) and the Management Stock Option Plan (the “2004 Stock Option Plan”);

•	Reviewing and approving this report on executive compensation for inclusion in our annual proxy statement; and

•	Other matters, from time to time, as designated by the Committee charter or our Board of Directors.

The Committee considers the following factors, listed in order of importance, as part of the process by which it makes executive compensation determinations:

•	Our actual versus targeted net income, which the Committee believes is a key factor in creating stockholder value;

•	Achievement of certain financial and operational outcomes which, in the judgment of the Committee, contributed to our overall success for the particular year in question;

•	An overall evaluation of the success of the named executive officers as a team, reflecting a key cultural consideration in how we are managed, as discussed in more detail below; and

•	The competitiveness of executive compensation compared to compensation surveys compiled by PM&P, which in 2007 included general manufacturing companies of comparable size. In addition, in 2007, PM&P developed an industry peer group with management’s input and provided comparable executive compensation information based on information disclosed in proxy statements of peer group companies.

Compensation Structure

Compensation Levels and Benchmarking

The Committee reviewed and assessed an analysis of data on similar positions in similarly sized general manufacturing companies, as published in executive compensation surveys. PM&P provided survey information to the Committee which was examined and compared to current named executive officer compensation levels. While the Committee relied on the data produced in these surveys, it did not predicate its compensation decisions on the specific companies that participated in such surveys. The Committee compared executive officers’ compensation to PM&P data from five surveys, each of which included several hundred companies. In addition, PM&P provided, and the Committee examined, executive compensation data for a group of peer companies comparable in size and/or industry to us. Each of these companies reported revenues during 2006 (the latest year available at the time of the analysis) of between $486 million and $1.836 billion, as compared to our $919 million of revenues in 2006. Each peer company was considered to be a business competitor and/or a competitor for executive talent. The companies in the peer group included (in order by size across each row):

Toro Freightcar America Federal Signal Greenbrier Companies Superior Industries International Shiloh Industries Gentex	Modine Manufacturing Accuride Wabtec Enpro Drew Industries Gentek Gehl	Sauer Danfoss Wabash National Bandag Standard Motor Products Stoneridge Columbus McKinnon

The Committee reviewed salary, cash incentive compensation, equity-based compensation and overall compensation for the chief executive officer, chief financial officer and division head positions of the peer companies. The Committee targets overall compensation for 2007 for our executive officers to be between the 50th and 75th percentile of overall compensation paid to similarly situated executive officers of companies included in the compensation surveys and the peer group analysis. The Committee believes this level is necessary to attract and retain high quality executives in a highly competitive industry. In addition, our equity-based compensation formula is aligned with financial and shareholder performance, which links directly to shareholder interests.

Compensation Elements — Overview

The three principal compensation components for our named executive officers are:

•	Salary

•	Annual Incentive Compensation

•	Long-term Incentive Compensation

In addition, the executive officers are party to Change-in-Control & Non-Competition Agreements that provide payments to executives upon certain termination events. We have provided these agreements for the executive officers to encourage retention and to afford continuity in the event of a Change-in-Control. We also have a program of executive perquisites, described in the accompanying tables and narrative disclosures to this Compensation Discussion and Analysis and retirement benefits discussed below. The Committee believes the use of perquisites provides an important retention incentive in a competitive market for the named executive officers, primarily based on similar company’s programs.

Compensation Mix

We use the principal components of compensation described above to provide at-risk compensation, retention value and an equity interest to match stockholder interests. Our policy for allocating between fixed and incentive compensation and between cash and equity-based awards is based on the following general principles:

•	The more senior the executive officer, the larger the proportion of the executive officer’s total compensation will be in the form of incentive compensation. This concept is consistent with our belief that such executive officers have a greater influence on our financial and stock price performance.

•	Each executive officer has a significant proportion of total compensation in the form of long-term compensation.

•	Achieving a balance between annual and long-term equity compensation in relation to total compensation.

Our executive officers’ compensation is generally weighted more heavily towards incentive compensation programs that provide for compensation based on our annual and long-term performance. The Committee believes that this weighting motivates executive officers to undertake tasks and achieve results that support the creation of long-term stockholder value.

For 2007, the target compensation mix for each named executive officer was as follows:

			Target Annual	Equity-Based
		Salary as	Incentive as	Awards as
		% of Total	% of Total	% of Total
Executive	Title	Compensation	Compensation	Compensation

Mervin Dunn	President and Chief Executive Officer	35%	26%	39%
Chad M. Utrup	Chief Financial Officer	38%	19%	43%
Gerald L. Armstrong	President, CVG Global Truck	39%	19%	42%
W. Gordon Boyd	President, CVG Global Construction	58%	12%	30%
Kevin R.L. Frailey	Executive Vice President of Business Development	36%	18%	45%
James F. Williams	Vice President of Human Resources	42%	21%	37%

Note: The above table takes into account target incentive payments under our annual cash incentive program for 2007 and not actual payments made under that program for performance in 2007. Equity-based award percentages are based on the actual grant date fair value of the shares of restricted stock granted on October 29, 2007. These amounts are shown on the 2007 Grants of Plan-Based Awards Table on page 24 for each named executive officer.

The relationship of base salary to annual incentive compensation to long-term incentive compensation can vary depending upon each executive officer’s prior experience and time in the industry. In addition, Mr. Boyd’s annual incentive target is relatively low compared to other executive officers, because his salary is significantly above median salaries of similarly situated officers in the compensation surveys and peer group analysis pursuant to his employment agreement which the Company assumed upon acquisition of his prior company.

Compensation Elements — Programs

Salary

We provide a salary to our executive officers to compensate them for their services during the year. Salaries are designed primarily to promote retention of existing executive officers, and in the case of a new hire, to attract new executive talent. The Committee sets salaries based on the executive officer’s roles and responsibilities, experience, expertise and individual performance during their tenure. Salaries are reviewed annually by the Committee and adjustments are based on the factors noted above as well as input from the Chief Executive Officer and data from the compensation surveys and peer group analysis discussed in detail above. However, there is no specific formula applied to the factors noted above and new salaries are set based on the Committee’s discretion and judgment.

At its meeting in October 2007, the Committee increased each named executive officer’s salary by 4% based on its assessment of market salary movements and overall performance. Mr. Boyd’s salary is paid in British pound sterling and the salary we report for him in U.S. dollars is impacted by currency exchange rates.

As a result, with the exception of Mr. Boyd, salaries are consistent with the salaries paid to similarly situated executive officers in the competitive market in the aggregate, based on compensation surveys of general manufacturing companies and executive compensation data for our peer companies, in accordance with our compensation philosophy. Mr. Boyd’s salary is higher than the targeted market level, but his annual incentive target is lower, and as a result, his overall target compensation level is consistent with that of our other executive officers.

The increased salaries, which became effective as of January 1, 2008, for each of the named executive officers are:

•	Mervin Dunn — $649,002

•	Chad M. Utrup — $329,909

•	Gerald L. Armstrong — $346,091

•	W. Gordon Boyd — $568,886

•	Kevin R.L. Frailey — $234,000

•	James F. Williams — $248,810

Annual Incentive Compensation

Annual incentive compensation is designed to reward executive officers for our annual financial performance and for achieving certain team performance goals. Annual target incentive payments are determined initially as a percentage of each executive officer’s salary for the fiscal year, and the payment of target incentive amounts depends on the achievement of pre-determined financial performance targets and team performance goals. Individual performance goals may, from time to time, at the Committee’s discretion, have an impact on incentive payments, based on input from the Chief Executive Officer.

At its meeting on March 7, 2007, the Committee approved the CVG 2007 Bonus Plan (“2007 Plan”) and net income target for 2007 based on our business plan. The Committee determined that net income was an important performance measure because achievement of net income targets was believed to lead to the creation of stockholder value. The net income target for 2007 was set at $27.2 million. Pursuant to the 2007 Plan, annual incentive payments for each named executive officer were determined by the following formula:

“2007 Salary” * “BF1” * “BF2” * “BF3” = Annual Incentive Payment

Where:

•	“2007 Salary” is each named executive officer’s salary at fiscal year end 2007.

•	BF1 (“Bonus Factor 1” or “Target Factor”) is a percent of each executive’s 2007 Salary. Mr. Dunn’s Target Factor is 75%, Messrs. Armstrong, Utrup, Frailey and Williams’ Target Factor is 50% and Mr. Boyd’s Target Factor is 20%. These factors were chosen and approved by our Committee as necessary to achieve our philosophy of targeting overall compensation between the 50th and 75th percentile of the companies in the compensation surveys and peer group analysis. The exception is Mr. Boyd, whose BF1 was set below competitive levels to take into account his current salary level, which is well above competitive norms. These factors did not change from 2006 levels.

•	BF2 (“Bonus Factor 2” or “Company Factor”) is a fraction with a numerator equal to our net income (adjusted for the impact of certain currency exchanges) for 2007 divided by target net income for 2007. The threshold for an annual incentive payment was set at 75% of target net income, which would result in a payment of 75% of the target incentive payment for financial performance. The maximum annual incentive payment was set at 125% of target net income, which would result in a payment of 125% of the target incentive payment for financial performance.

In 2007, the Company Factor for all named executive officers was 0%, as the Company had an achievement below the threshold net income.

•	BF3 (“Bonus Factor 3” or “Team Factor”) is a fraction which is based on the outcome of the performance appraisal process for the named executive officers as a team compared to performance targets set for the team. The performance appraisal for the Chief Executive Officer was conducted by the Board of Directors, while the performance appraisals for the other named executive officers was conducted by the Chief Executive Officer. Using a team approach reflects our management culture in which executive officers are encouraged to work together and help each other achieve their objectives.

In 2007, the Team Factor for each of our named executive officers was based on achievement of certain team performance goals, including, but not limited to:

•	Global product development

•	New business obtained during the course of a fiscal year

•	Compliance with Sarbanes-Oxley requirements

•	Cost reductions

•	Integration of acquisitions

Each of the Team Factor targets for 2007 represented an improvement over the actual Team Factor results in 2006. In 2007, we did not calculate the Team Factor because, as a result of the Bonus Factor 2 results, the overall annual incentive payments for the named executive officers were zero, regardless of the Team Factor outcome.

The Committee retains the discretion to increase or decrease 2007 Plan payouts based on significant differences in our performance or team performance with respect to all executive officers. At its meeting on October 29, 2007, the Committee chose not to approve discretionary payments for fiscal 2007, as the Committee believed that overall performance did not warrant such payments, particularly in the context of shareholder returns during 2007. On March 24, 2008, the Committee also approved the CVG 2008 Bonus Plan (“2008 Plan”) and EBITDA targets for 2008 based on our business plan.

Long-Term Incentives

The Equity Plan is designed to focus and reward executive officers’ efforts towards the long-term growth and future success of the Company. The Equity Plan permits grants of various types of equity-based awards, including stock options, stock-settled stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other equity-based and cash awards, at the discretion of the Committee. The range of equity awards provides the Committee flexibility to grant an appropriate type of award under different circumstances, depending on our needs and the relative importance of compensation objectives as they change year after year.

Historically, we awarded stock options to executive officers as our sole form of equity compensation. However, with the implementation of SFAS No. 123(R), which mandated expense for stock options beginning January 1, 2006, we reconsidered our equity-based compensation program, and in 2005, 2006 and 2007, we granted equity-based awards in the form of time vesting restricted stock, that vests ratably over three years. This change reduced the level of dilution incurred by us as a result of granting only stock options.

The Committee continues to deem restricted stock to be the most appropriate form of equity compensation because it serves as a retention incentive for the current management team. The Committee also believes granting restricted stock aligns the executive officers’ interests with those of stockholders, as the executive officers will realize greater or lesser value based on stock price changes during the vesting period which will parallel those of shareholders over the same time period.

At its meeting on October 29, 2007, the Committee awarded restricted stock to the named executive officers with a value approximately equivalent to the grants made in 2006, consistent with our overall compensation philosophy. The Committee took into account data on comparable long-term incentive grants from the compensation surveys of general manufacturing companies and executive compensation data for our peer companies as well as the recommendations of the Chief Executive Officer with regard to grants for the individual named executive officers. While we still consider restricted stock to be the preferred form of equity-based compensation, the Committee expects to reconsider the objectives it desires to achieve with equity-based incentive compensation on an annual basis. Such reconsideration may result in a continuation of restricted stock grants in future years, or the use of other forms of equity incentives, such as stock options, stock appreciation rights or performance shares among others.

Conclusion

Total compensation for 2007 in the aggregate for the named executive officers was between the 25th and 50th percentiles of the competitive data derived from the compensation surveys and peer group analysis discussed above. This is significantly below our targeted compensation level between the 50th and 75th percentile of the competitive data derived from the compensation surveys and peer group analysis. This outcome resulted from the fact that we did not achieve our annual financial performance targets in the 2007 Plan and, as a result, we did not make an associated annual incentive payment.

The named executive officers’, excluding Mr. Frailey who joined the Company in February 2007, total compensation (the total of salary, actual annual incentive payments and the grant value of long-term incentives) declined by about 19% from 2006 to 2007, with total incentive payments (the total of annual and long-term incentives) declining by about 35%. In addition, the value of the named executive officers’ common stock holdings declined as well. Total compensation did not decline in exact tandem with shareholder returns because a portion of the total compensation is in the form of salaries, which are fixed and do not fluctuate with shareholder returns. These outcomes were deemed appropriate by the Committee in the context of our financial and share performance for 2007.

Timing of Equity Grants

We did not grant any stock options or stock appreciation rights during 2007. We do not have a program in place at this point related to the timing and pricing of stock options in coordination with the release of material non-public information.

The Committee approved grants of restricted stock at their October 29, 2007 meeting. For purposes of accounting, the restricted stock grants were valued at the closing share price that day of $13.40. Our Chief Executive Officer and the other executive officers did not play a role in the Committee’s decision on the timing of the 2007 restricted stock grants. Following Committee approval of the grants, our Human Resources and Finance Departments administered the grants made under the Equity Plan.

Adjustment or Recovery of Awards

We do not maintain any specific plans or policies that provide for the adjustment or recovery of awards if certain performance levels are restated.

Consideration of Prior Amounts Realized

The Committee does not consider prior stock compensation gains in setting future compensation levels. The Committee believes this outcome works to further our philosophy of providing future opportunities to executive officers in exchange for our future financial and shareholder return performance.

Post-Termination Payments

Change-in-Control and Severance Payments

Each of the named executive officers is party to a Change-in-Control & Non-Competition Agreement (a “Change-in-Control Agreement”), which specifies severance payments in the event of certain terminations both before and following a Change-in-Control of the Company. The Change-in-Control Agreements generally provide the following:

Mr. Dunn

•	Termination without “Cause” in absence of Change-in-Control: Continued payment of base salary for 24 months following such termination;

•	Termination without “Cause” or for “Good Reason” within 13 months of a Change-in-Control: (1) A lump sum amount equal to two times the sum of the executive’s base salary, which for this purpose includes car allowance, plus average three-year annual incentive, (2) earned but unpaid incentive compensation, (3) immediate vesting of all stock options and restricted stock and (4) continued employee benefits (including medical benefits) for a 24-month period.

•	Non-compete and non-solicitation provisions that continue for 24 months following termination of employment.

•	Tax gross up, if any, payments made by us to the executive officer in connection with a Change-in-Control are subject to an excise tax.

Messrs. Armstrong, Boyd, Frailey, Utrup and Williams

•	Termination without “Cause” in absence of Change-in-Control: Continued payment of base salary for 12 months following such termination;

•	Termination without “Cause” or for “Good Reason” within 13 months of a Change-in-Control: (1) A lump sum amount equal to one times the sum of the executive’s base salary, which for this purpose includes car allowance, plus average three-year annual incentive, (2) earned but unpaid incentive compensation, (3) immediate vesting of all stock options and restricted stock and (4) continued employee benefits (including medical benefits) for a 12-month period.

•	Non-compete and non-solicitation provisions that continue for 12 months following termination of employment.

•	Tax gross up, if any, payments made by us to the executive officer in connection with a Change-in-Control are subject to an excise tax.

As defined in the Change-in-Control Agreements,

“Cause” generally means (1) dishonesty in carrying out company business; (2) engaging in acts injurious to us; (3) willful failure to follow Board directives; (4) illegal conduct or gross misconduct; (5) breach of the Change-in-Control Agreement; (6) violation of code of business ethics; or (7) a felony or certain misdemeanors.

“Good Reason” means (1) a material change in duties and responsibilities; (2) reduction in base salary or failure to increase salary following a change-in-control; (3) relocation outside the Columbus, Ohio metropolitan area; (4) material reduction of incentive opportunities; (5) failure to provide substantially similar benefits following a Change-in-Control; (6) failure of successor to assume the Agreement; (7) request that executive engage in illegal conduct; or (8) breach of Agreement.

“Change-in-Control” means (1) change in more than 50% of beneficial ownership of the Company; (2) change in more than a majority of voting shares following any transaction; (3) change in more than half of the Board of Directors over a two-year period; or (4) sale of substantially all of our assets.

The amounts that result from these various events are set forth below in the section entitled “Potential Payments upon Termination or Change-in-Control.” The Committee believes the use of these agreements provides an important retention incentive for the named executive officers primarily in the context of potential corporate transactions. The Committee also believes the provisions of the Change-in-Control Agreements are comparable to standard provisions of such agreements for executive officers in the competitive market, based primarily on their experiences at similar companies.

Retirement Plans

We sponsor a number of tax-qualified employee savings and retirement plans, (collectively the “401(k) Plan”) that cover most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) Plan, eligible employees, including all of the named executive officers with the exception of Mr. Boyd, who is located in the United Kingdom, currently may elect to contribute between 1% and 6% of their annual compensation and receive a Company matching contribution of 50% of the employee contribution. The Company match is discretionary and the employee contributions and the Company match are subject to certain statutory limitations. The matches received by the named executive officers, other than Mr. Boyd, in 2007 are set forth below in the “All Other Compensation” column of the “Summary Compensation Table.” The 401(k) Plan and the non-qualified Deferred Compensation Plan represent the only sources of retirement income provided by us for the named executive officers other than Mr. Boyd.

Mr. Boyd was a participant in two pension plans during 2007. These plans include the Commercial Vehicle Group, Inc. Pension Plan for Mayflower Vehicle Systems Salaried Employees (the “Mayflower Plan”), which was frozen as of March 31, 2006. The Mayflower Plan is a defined-benefit plan from which Mr. Boyd is not eligible for payments until July 1, 2012. Such payments will be made based on compensation and years of service.

In addition, Mr. Boyd enrolled in the KAB Seating 2003 Group Personal Pension Plan (the “KAB Seating Plan”) on April 1, 2006. The KAB Seating Plan is a defined-contribution plan in which Mr. Boyd will become eligible for payouts at the normal retirement age of 65 (June 21, 2012). He is also eligible for early retirement payouts from age 50 although the benefits, which are determined by the amount of money accumulated in the participant’s fund, will be significantly lower on early retirement.

Detailed present value amounts under each of the above named pension plans in which Mr. Boyd participates are set forth below in the “Pension Benefits Table,” with changes in year-end lump sum values carried forward to the “Summary Compensation Table.”

Deferred Compensation Plan

We implemented the Deferred Compensation Plan (the “Deferred Plan”) in 2006 for certain executive officers and employees primarily for the purpose of retention and recruitment. The Deferred Plan allows for pre-tax deferrals of compensation and provides for the assets to accumulate on a tax-deferred basis for the purpose of supplementing retirement income. Eligible participants may defer up to 80% of their base salary and/or up to 100% of their eligible bonus as well as amounts equal to any refund they receive from the tax-qualified 401(k) Plan due to discrimination testing. Election deferrals must be made annually and before the compensation is earned. Participants make elections on the length of the deferral period at the same time they make the deferral election. Participants make investment choices from a selection of investment options similar to the 401(k) Plan. We match deferrals at the rate of 50% on the first 6% of the participant’s total cash compensation. Our match vests based on years of service with 33% vesting after one year, 66% after two years, and 100% after three years. Distributions may be made as a lump sum or annual installments over periods of up to 15 years as determined at the time of deferral by the participant. Additional distribution events are termination of employment, disability, death, unforeseeable emergency, or a change-in-control.

Stock Ownership Guidelines and Hedging Policies

We encourage our executive officers to own shares by providing significant annual equity opportunities as described above.

We maintain a policy that prohibits executive officers from holding our securities in a margin account or pledging our securities as collateral for a loan. An executive officer may seek prior approval from us to pledge securities as collateral for a loan (but not for margin accounts) if the executive officer can demonstrate the financial capacity to repay the loan without resorting to the pledged securities.

Impact of Tax and Accounting Considerations

In general, the Committee takes into account the various tax and accounting implications of the components of our compensation program.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain executive officers. Exceptions are made for qualified performance-based compensation, among other things. It is the Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard.

The components of compensation, including salaries, annual incentives, stock options exercised and restricted stock vested are tax deductible to the extent that they are less than $1 million for each named executive officer in a given year. Compensation associated with exercising of the 2004 stock options issued is excluded from this limitation since these options were issued pursuant to a compensation plan that existed prior to CVG being publicly held. Except for the stock options noted here, CVG did not receive a tax deduction for compensation amounts that totaled more than $1 million per officer in 2007 because none of the instruments met the requirements to be excluded from the $1 million limitation. In 2007, none of the executive officers had includible income in excess of the $1 million limitation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2007 Annual Report on Form 10-K and this Proxy Statement.

Scott C. Arves
Robert C. Griffin
Richard A. Snell (Chairman)

The following table summarizes the compensation of the named executive officers for the years ending December 31, 2007 and 2006. The named executive officers are the Company’s chief executive officer, chief financial officer and four other most highly compensated officers ranked by their total compensation in the table below:

2007 Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
			Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	Salary ($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)	($)

Mervin Dunn	2007	624,000	442,256	157,722	—	559	131,782	1,356,319
President and Chief	2006	600,000	202,619	189,267	484,336	—	97,601	1,573,823
Executive Officer
Chad M. Utrup	2007	317,200	218,248	55,667	—	101	55,098	646,314
Chief Financial Officer	2006	305,000	98,058	66,800	164,136	—	57,967	691,961
Gerald L. Armstrong	2007	332,800	218,248	55,667	—	345	38,141	645,201
President, CVG Global	2006	320,000	98,058	66,800	172,208	—	33,282	690,348
Truck
W. Gordon Boyd(5)	2007	547,006	183,617	—	—	49,464	23,540	803,627
President, CVG Global	2006	504,066	82,191	—	75,954	67,404	81,024	810,639
Construction
Kevin R.L. Frailey	2007	207,686	93,450	—	—	—	26,169	327,305
Executive Vice President	2006	—	—	—	—	—	—	—
of Business Development
James F. Williams	2007	239,200	145,578	27,833	—	1,864	75,096	489,571
Vice President of Human	2006	230,000	76,472	33,400	123,775	—	68,910	532,557
Resources

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the Commercial Vehicle Group, Inc. Deferred Compensation Plan.

(2)	Represents the compensation expense in 2007 and 2006 for financial statement reporting purposes under SFAS No. 123(R), except that no estimate of forfeitures is made. Please refer to Note 13, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for the relevant assumptions used to determine the compensation expense for our stock and option awards. These amounts include compensation expense in 2007 for restricted stock granted on October 29, 2007 and for stock options and restricted stock granted prior to 2007.

(3)	Represents incentive payments made in 2008 under the Commercial Vehicle Group 2007 Bonus Plan and in 2007 under the Commercial Vehicle Group 2006 Bonus Plan. Under the 2007 Plan, the named executive officers receive a reward for achieving certain net income targets as well as the achievement of certain team performance targets for Messrs. Dunn, Utrup, Armstrong, Boyd, Frailey and Williams. No payments were made under the 2007 Bonus Plan. Please refer to “— Annual Incentive Compensation” in the Compensation Discussion and Analysis for a description of how amounts were calculated under the 2007 Bonus Plan.

(4)	Represents above-market earnings in Deferred Compensation Plan for Messrs. Dunn, Utrup, Armstrong, Frailey and Williams. Represents an estimate of the increase in actuarial present value of the accrued benefits payable to Mr. Boyd under two pension programs. See the “Pension Benefits Table” below.

(5)	Amounts paid to Mr. Boyd for 2007 have been translated into U.S. dollars at a rate of $2.0022 = £1.00, the average exchange rate during the year ended December 31, 2007. Amounts paid to Mr. Boyd for 2006 have been translated into U.S. dollars at a rate of $1.843 = £1.00, the average exchange rate during the year ended December 31, 2006.

The following table provides information regarding the value of other compensation, benefits and perquisites provided to the named executive officers in 2007.

2007 All Other Compensation Table

		Company
		Contributions
	Insurance	to		Financial		Executive
	Premiums	401(k) Plans	Car Allowance	Planning	Club Dues	Plane Usage	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)

Mervin Dunn	27,614	9,250	25,000	—	7,056	62,862	131,782
Chad M. Utrup	9,935	6,750	15,600	10,749	5,893	6,171	55,098
Gerald L. Armstrong	8,735	6,750	15,600	—	7,056	—	38,141
W. Gordon Boyd(6)	3,740	—	19,800	—	—	—	23,540
Kevin R.L. Frailey	4,818	4,809	7,754	—	7,056	1,732	26,169
James F. Williams	26,353	9,250	15,600	13,812	7,056	3,025	75,096

(1)	Insurance premiums include executive life insurance, health-related reimbursements and health-related fees paid by us. Amount for Mr. Dunn reflects $6,760 in life insurance premiums and an associated tax gross-up of $4,688; $14,468 in health-related reimbursements and $1,698 in health-related fees. Amount for Mr. Utrup reflects $1,350 in life insurance premiums and an associated tax gross-up of $936, $6,726 in health-related reimbursements and $923 in health-related fees. Amount for Mr. Armstrong reflects $1,170 in life insurance premiums and an associated tax gross-up of $811; $5,913 in health-related reimbursements and $841 in health-related fees. Amount for Mr. Boyd represents health-related fees for coverage in the U.S. and does not include any tax gross-up. Amount for Mr. Frailey includes $4,152 in health-related reimbursements and $666 in health-related fees. Amount for Mr. Williams reflects $6,210 in life insurance premiums and an associated tax gross-up of $4,307; $14,169 in health-related reimbursements and $1,667 in health-related fees.

(2)	Represents our contribution equal to 50% on the first 6% of the participant’s contribution relating to our 401(k) Plans.

(3)	Represents an annual car allowance for each of Messrs. Dunn, Utrup, Armstrong, Frailey and Williams. The amount shown in the table for Mr. Boyd is the estimated annual lease cost for a company car owned by us and used by Mr. Boyd.

(4)	The amount shown for Mr. Utrup represents $6,347 in fees and an associated tax gross-up of $4,402. The amount shown for Mr. Williams represents $8,156 in fees and an associated tax gross-up of $5,656. Messrs. Dunn, Armstrong, Frailey and Boyd did not elect to use this service in 2007.

(5)	We calculate the estimated incremental cost to us for personal use of our plane based on the amount reported as income to the executive for income tax reporting purposes. The estimated cost of personal aircraft usage by the named executive officers is determined in accordance with federal tax regulations. The incremental cost to us is determined by compiling the total cost of operating the aircraft, then subtracting the amount included in each executive’s income for personal use of the aircraft. In addition to fixed costs, the total cost of operating the aircraft includes variable expenses such as fuel, equipment repair, supplies, pilot lodging, meals and transportation, airport services and aircraft catering. The amount shown for Mr. Dunn represents $37,120 in usage cost and an associated tax gross-up of $25,742. The amount shown for Mr. Utrup represents $3,644 in usage cost and an associated tax gross-up of $2,527. The amount show for Mr. Frailey represents $1,023 in usage cost and an associated tax gross-up of $709. The amount shown for Mr. Williams represents $1,786 in usage cost and an associated tax gross-up of $1,239. Messrs. Armstrong and Boyd did not elect to use this perquisite in 2007.

(6)	Amounts paid to Mr. Boyd for 2007 have been translated into United States dollars at a rate of $2.0022 = £1.00, the average exchange rate during the year ended December 31, 2007.

The following table provides information regarding estimated possible payouts under the Commercial Vehicle Group 2007 Bonus Plan and restricted stock awards granted under the Second Amended and Restated Equity Incentive Plan.

2007 Grants of Plan-Based Awards Table

					All Other		Grant Date
		Estimated Possible Payouts Under			Stock Awards:		Fair Market
		Non-Equity Incentive Plan Awards(1)			Number of	Closing Price	Value of
	Grant	Threshold	Target	Maximum	Shares of Stock	on Grant Date	Stock Awards
Name	Date	($)	($)	($)	or Units (#)(2)	($ / Sh)	($)(3)

Mervin Dunn	N/A	351,000	468,000	585,000	—	—	—
	10/29/2007	—	—	—	53,000	13.40	710,200
Chad M. Utrup	N/A	118,950	158,600	198,250	—	—	—
	10/29/2007	—	—	—	27,000	13.40	361,800
Gerald L. Armstrong	N/A	124,800	166,400	208,000	—	—	—
	10/29/2007	—	—	—	27,000	13.40	361,800
W. Gordon Boyd(4)	N/A	82,051	109,401	136,752	—	—	—
	10/29/2007	—	—	—	21,000	13.40	281,400
Kevin R.L. Frailey	N/A	77,882	103,843	129,804	—	—	—
	10/29/2007	—	—	—	21,000	13.40	281,400
James F. Williams	N/A	89,700	119,600	149,500	—	—	—
	10/29/2007	—	—	—	16,000	13.40	214,400

(1)	Please see “— Annual Incentive Compensation” under “Compensation Discussion and Analysis” for a description of the Commercial Vehicle Group 2007 Bonus Plan. Actual payments in respect of 2007 are shown in the “Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Represents the restricted stock awarded on October 29, 2007. The shares vest ratably each October 20 over three years, beginning October 20, 2008.

(3)	Represents the aggregate value of the restricted stock based on the closing price of $13.40 on October 29, 2007.

(4)	Amounts represented for Mr. Boyd for 2007 have been translated into United States dollars at a rate of $2.0022 = £1.00, the average exchange rate during the year ended December 31, 2007.

The following table shows the number of shares covered by exercisable and unexercisable stock options and unvested restricted stock held by the named executive officers on December 31, 2007:

2007 Outstanding Equity Awards at Fiscal Year-End Table

		Option Awards
				Equity
				Incentive
				Plan Awards:
		Number of	Number of	Number of
		Securities	Securities	Securities
		Underlying	Underlying	Underlying
		Unexercised	Unexercised	Unexercised	Option
		Options	Options	Unearned	Exercise	Option
		(#)	(#)	Options	Price	Expiration
Name	Note	Exercisable	Unexercisable	(#)	($)	Date

Mervin Dunn	(1)	115,383	—	—	5.54	4/30/2014
	(2)	170,000	—	—	15.84	10/20/2014
Chad M. Utrup	(1)	35,682	—	—	5.54	4/30/2014
	(2)	60,000	—	—	15.84	10/20/2014
Gerald L. Armstrong	(1)	6,793	—	—	5.54	4/30/2014
	(2)	60,000	—	—	15.84	10/20/2014
W. Gordon Boyd	(1)	—	—	—	—	—
	(2)	—	—	—	—	—
Kevin R.L. Frailey	(1)	—	—	—	—	—
	(2)	—	—	—	—	—
James F. Williams	(1)	43,493	—	—	5.54	4/30/2014
	(2)	30,000	—	—	15.84	10/20/2014

		Stock Awards
					Equity
					Incentive
				Equity Incentive	Plan Awards:
				Plan Awards:	Market or
			Market	Number of	Payout Value
		Number of	Value of	Unearned	of Unearned
		Shares or	Shares or	Shares, Units	Shares, Units
		Units of	Units of	or Other	or Other
		Stock That	Stock That	Rights That	Rights That
		Have Not	Have Not	Have Not	Have Not
		Vested	Vested	Vested	Vested
Name	Note	(#)	($)(3)	(#)	($)

Mervin Dunn	(4)	8,332	120,814	—	—
	(5)	23,333	338,329	—	—
	(6)	53,000	768,500	—	—
Chad M. Utrup	(4)	4,000	58,000	—	—
	(5)	11,666	169,157	—	—
	(6)	27,000	391,500	—	—
Gerald L. Armstrong	(4)	4,000	58,000	—	—
	(5)	11,666	169,157	—	—
	(6)	27,000	391,500	—	—
W. Gordon Boyd	(4)	3,332	48,314	—	—
	(5)	10,000	145,000	—	—
	(6)	21,000	304,500	—	—
Kevin R.L. Frailey	(4)	—	—	—	—
	(5)	—	—	—	—
	(6)	21,000	304,500	—	—
	(7)	6,666	96,657	—	—
James F. Williams	(4)	3,332	48,314	—	—
	(5)	6,666	96,657	—	—
	(6)	16,000	232,000	—	—

(1)	Stock options granted in May 2004.

(2)	Stock options granted in October 2004 which vests ratably each October 20 over three years, beginning October 20, 2005.

(3)	Calculated using the closing stock price of $14.50 on December 31, 2007.

(4)	Restricted stock granted in November 2005 which vests on October 20, 2008.

(5)	Restricted stock granted in November 2006, which vests in two equal installments on October 20, 2008 and 2009.

(6)	Restricted stock granted in October 2007, which vests ratably each October 20 over three years, beginning October 20, 2008.

(7)	Restricted stock granted in February 2007, which vests in two equal installments on October 20, 2008 and 2009.

The table below shows the number of shares of CVG’s common stock acquired by the named executive officers upon the exercise of options and the vesting of restricted stock during 2007.

2007 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Mervin Dunn	—	—	20,001	280,414
Chad M. Utrup	—	—	9,834	137,873
Gerald L. Armstrong	20,664	341,430	9,834	137,873
W. Gordon Boyd	—	—	8,334	116,843
Kevin R.L. Frailey	—	—	3,334	46,743
James F. Williams	—	—	6,668	93,485

(1)	Represents the difference between the exercise price and the price at which stock was sold upon exercise, multiplied by the number of shares acquired on exercise.

(2)	Calculated using the closing stock price of $14.02 on October 22, 2007.

The table below quantifies the benefits expected to be paid to Mr. Boyd from the Commercial Vehicle Group, Inc. Pension Plan for Mayflower Vehicle Systems Salaried Employees (the “Mayflower Plan”) and the KAB Seating 2003 Group Personal Pension Plan (“KAB Seating Plan”). No other named executive officer receives a pension benefit.

2007 Pension Benefits Table

		Number of
		Years	Present Value	Payments
		Credited	of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

W. Gordon Boyd	Mayflower Plan	1.70	40,203	—
	KAB Seating 2003 Group Personal Pension Plan(1)	1.75	76,665	—

(1)	Amounts for this plan were calculated using an exchange rate of $2.0022 to £1.00, the average exchange rate during the year ended December 31, 2007.

The Mayflower Plan was frozen on March 31, 2006 for new participants and future benefit accruals. Mr. Boyd had met the conditions of eligibility of one year of service and attaining age 21. The vesting requirement is five years of service. Mr. Boyd became 100% vested in the benefit when the Mayflower Plan was frozen on March 31, 2006 even though he did not yet meet the vesting requirement, per federal regulations.

Mr. Boyd’s monthly retirement benefit is based on his frozen accrued benefit. The retirement benefit formula is equal to the sum of:

1.	1.25% of the participant’s average monthly compensation up to $833.33, multiplied by the participant’s total number of periods of service; plus

2.	1.75% of such average monthly compensation in excess of $833.33;

3.	Multiplied by the participant’s total number of periods of service, computed to the nearest cent.

Periods of service are calculated to the nearest 1/10th of a year and shall not exceed 30 years. Normal retirement date is the first of the month after the participant turns age 65. A participant may elect an early retirement but the benefit will be actuarially reduced. The retirement benefit calculated above is converted to a current present value for the purposes of the Pension Benefit Table.

We make annual contributions to the Mayflower Plan to fund the cost as required by federal regulations. We are required to make certain actuarial assumptions to calculate the obligations and expenses of the Mayflower Plan, including assumptions on the discount rate and expected long-term rate of return on plan assets. The assumptions are summarized in Note 14 in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The assumptions are determined based on current market conditions, historical information, and consultation with and input from our actuaries.

Mr. Boyd joined the KAB Seating Plan on April 1, 2006. Mr. Boyd contributes 4% of his monthly salary into this plan and this is matched, up to 4% by us. There are no vesting requirements in this plan and Mr. Boyd can take early retirement under the rules of the plan from age 50, using the money contained in his fund to purchase a pension at the time of his retirement. Normal retirement age for this plan is at age 65.

The following table shows the executive contributions, Company matching contributions, earnings and account balances for the named executive officers in the Commercial Vehicle Group, Inc. Deferred Compensation Plan (the “Deferred Plan”), an unfunded, unsecured deferred compensation plan. Under the plan, the Company matches 50% of the first six percent of both salary and earned bonus. Please refer to “Retirement Payments” in the “Compensation Discussion and Analysis” for a detailed description of the Deferred Plan.

2007 Deferred Compensation Table

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last Fiscal	in Last	in Last	Withdrawals /	Last Fiscal
	Year	Fiscal Year	Fiscal Year	Distributions	Year-End(7)
Name	($)	($)	($)	($)	($)

Mervin Dunn(1)	132,035	34,155	17,044	—	244,794
Chad M. Utrup(2)	65,654	14,908	5,787	—	86,349
Gerald L. Armstrong(3)	51,878	15,772	5,826	—	73,476
W. Gordon Boyd(4)	—	—	—	—	—
Kevin R.L. Frailey(5)	11,849	5,925	(171)	—	17,603
James F. Williams(6)	171,383	11,434	27,785	—	297,898

(1)	Mr. Dunn elected to defer $96,867 of his bonus earned in 2006 and paid in 2007, $5,168 in supplemental salary deferral paid in 2007 and $30,000 of his salary and car allowance for 2007 under the Deferred Plan. Of this amount, $96,867 was reported as compensation in the Summary Compensation Table for 2006, and $35,168 is reported as compensation in the Summary Compensation Table for 2007. Of the aggregate balance at last fiscal year-end, $52,885 was reported as compensation in the Summary Compensation Table for 2006.

(2)	Mr. Utrup elected to defer $65,654 of his bonus earned in 2006 and paid in 2007 under the Deferred Plan. This amount was reported as compensation in the Summary Compensation Table for 2006.

(3)	Mr. Armstrong elected to defer $25,831 of his bonus earned in 2006 and paid in 2007, $5,143 in supplemental salary deferral paid in 2007 and 6% of his salary plus car allowance for 2007 under the Deferred Plan. Of this amount, $25,831 was reported as compensation in the Summary Compensation Table for 2006, and $26,047 is reported as compensation in the Summary Compensation Table for 2007.

(4)	Mr. Boyd was not eligible to participate in this plan as he is not a U.S. citizen.

(5)	Mr. Frailey elected to defer 6% of his salary plus car allowance for 2007 under the Deferred Plan. This amount is reported as compensation in the Summary Compensation Table for 2007.

(6)	Mr. Williams elected to defer $115,284 of his bonus earned in 2006 and paid in 2007, $5,139 in supplemental salary deferral paid in 2007, and 20% of his salary plus car allowance for 2007 under the Deferred Plan. Of this amount, $115,284 was reported as compensation in the Summary Compensation Table for 2006, and $56,099 is reported as compensation in the Summary Compensation Table for 2007. Of the aggregate balance at last fiscal year-end, $83,126 was reported as compensation in the Summary Compensation Table for 2006.

(7)	Of the aggregate balance at last fiscal year-end, the following amounts were vested as of December 31, 2007: Mr. Dunn — $61,560; Mr. Williams — $87,296. Messrs. Utrup, Armstrong and Frailey did not participate in the Deferred Plan in 2006.

The table below shows the compensation payable to each named executive officer upon the occurrence of the following events: voluntary termination or involuntary for cause termination; early/normal retirement or death or disability; involuntary not for cause termination; and change-in-control and termination within thirteen months. The amounts shown assume that each event was effective as of December 31, 2007, and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts to be paid to each named executive officer can only be determined at the time of such person’s separation.

Potential Payments Upon Termination or Change-in-Control Table

	Voluntary
	Termination or	Early/Normal		Change-in-Control
	Involuntary	Retirement or	Involuntary	and Termination
	for Cause	Death or	not for Cause	Within
Executive	Termination	Disability	Termination	Thirteen Months

Mervin Dunn
Severance Payments(1)(2)	$—	$—	$1,248,000	$—
Salary Termination Benefit(3)	—	—	—	1,910,293
Executive Incentives(4)	—	—	—	55,228
Restricted Stock(5)	—	1,227,643	—	1,227,643
Benefit Continuation(6)	—	—	—	26,962
Legal Counsel Representation(7)	—	—	—	50,000

Totals(8)	$—	$1,227,643	$1,248,000	$3,270,126
Chad M. Utrup
Severance Payments(1)(2)	$—	$—	$317,200	$—
Salary Termination Benefit(3)	—	—	—	437,061
Executive Incentives(4)	—	—	—	20,684
Restricted Stock(5)	—	618,657	—	618,657
Benefit Continuation(6)	—	—	—	13,481
Legal Counsel Representation(7)	—	—	—	50,000

Totals(8)	$—	$618,657	$317,200	$1,139,883
Gerald L. Armstrong
Severance Payments(1)(2)	$—	$—	$332,800	$—
Salary Termination Benefit(3)	—	—	—	445,447
Executive Incentives(4)	—	—	—	8,735
Restricted Stock(5)	—	618,657	—	618,657
Benefit Continuation(6)	—	—	—	13,481
Legal Counsel Representation(7)	—	—	—	50,000

Totals(8)	$—	$618,657	$332,800	$1,136,320

	Voluntary
	Termination or	Early/Normal		Change-in-Control
	Involuntary	Retirement or	Involuntary	and Termination
	for Cause	Death or	not for Cause	Within
Executive	Termination	Disability	Termination	Thirteen Months

W. Gordon Boyd
Severance Payments(1)(2)	$—	$—	$547,006	$—
Salary Termination Benefit(3)	—	—	—	617,923
Executive Incentives(4)	—	—	—	3,740
Restricted Stock(5)	—	497,814	—	497,814
Legal Counsel Representation(7)	—	—	—	50,000

Totals	$—	$497,814	$547,006	$1,169,477
Kevin R.L. Frailey
Severance Payments(1)(2)	$—	$—	$207,686	$—
Salary Termination Benefit(3)	—	—	—	232,754
Executive Incentives(4)	—	—	—	4,818
Restricted Stock(5)	—	401,157	—	401,157
Benefit Continuation(6)	—	—	—	13,481
Legal Counsel Representation(7)	—	—	—	50,000

Totals(8)	$—	$401,157	$207,686	$702,210
James F. Williams
Severance Payments(1)(2)	$—	$—	$239,200	$—
Salary Termination Benefit(3)	—	—	—	335,476
Executive Incentives(4)	—	—	—	40,165
Restricted Stock(5)	—	376,971	—	376,971
Benefit Continuation(6)	—	—	—	9,121
Legal Counsel Representation(7)	—	—	—	50,000

Totals(8)	$—	$376,971	$239,200	$811,733

(1)	In the case of Mr. Dunn, represents base salary for an additional 24 months if Mr. Dunn’s employment is terminated without “Cause.” In the case of Messrs. Utrup, Armstrong, Boyd, Frailey and Williams, represents base salary for an additional 12 months if their employment is terminated without “Cause.”

(2)	In the event of a Change-in-Control and termination within thirteen months, the named executive officers are entitled to earned but unpaid portion of incentive compensation under the 2007 Bonus Plan. No annual incentive payments were made under the 2007 Bonus Plan, so the assumed payment in the event of a change-in-control and termination within thirteen months is zero.

(3)	In the event of a Change-in-Control and termination within thirteen months, the salary termination benefit for Mr. Dunn is equal to two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive award actually received by the executive over the last three fiscal years. For Messrs. Utrup, Armstrong, Boyd, Frailey and Williams, the salary termination benefit is equal to the amount of their current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive award actually received by the executive over the last three fiscal years. For Messrs. Dunn, Utrup, Armstrong, Frailey and Williams the salary termination benefit includes a car allowance. The current annual compensation does not include the value of any stock options granted or exercised, restricted stock awards granted or vested, or contributions to 401(k) or other qualified plans. One-half of the salary termination benefit is payable as a lump sum payment within 30 days of termination and one-half of the salary termination benefit is payable as severance pay in equal monthly payments commencing 30 days after termination of employment and ending on the date that is the earlier of two and one-half months after the end of the fiscal year in which termination occurred or death.

(4)	Executive incentives for Mr. Dunn are equal to two times the amount of insurance premiums and financial planning credited to him for the year 2007. Executive incentives for Messrs. Utrup, Armstrong, Frailey and Williams are equal to the amount of insurance premiums and financial planning credited to them for the year 2007. For Mr. Boyd, represents the government-required employer costs for health-related benefits in the U.K. Amounts paid have been translated until United States dollars at a rate of $2.0022 = £1.00, the average exchange rate during the year ended December 31, 2007.

(5)	The payments relating to restricted stock represent the value of unvested restricted stock as of December 31, 2007, calculated by multiplying the number of unvested shares of restricted stock as of December 31, 2007 by the closing market price of our common stock on December 31, 2007.

(6)	Represents any health, dental and vision insurance coverage provided at the time of termination of employment for a period of 24 months for Mr. Dunn and 12 months for Messrs. Utrup, Armstrong, Frailey and Williams. The value is based upon the type of insurance coverage we carried for each named executive officer as of December 31, 2007 and is valued at the premiums in effect on December 31, 2007.

(7)	Represents maximum amount reimbursable for legal expenses in connection with enforcement of the Change-in-Control Agreement in the event of a dispute following a Change-in-Control.

(8)	In addition to these benefits, Messrs. Dunn, Utrup, Armstrong, Frailey and Williams would be entitled to the vested portion of their account balance under the Deferred Plan in the event of his termination of employment, death, disability or a change-in-control. See “2007 Deferred Compensation Table.”

The Company is obligated to pay the following pursuant to the named executive officers’ Change-in-Control Agreements:

Terminations due to death, disability, for “Cause” or voluntary termination — the named executive officer will receive the earned but unpaid portion of the base salary through the termination date.

For terminations by the Company without “Cause” prior to a Change-in-Control — the named executive officer will receive the earned but unpaid portion of base salary through the termination date plus base salary for an additional 24 months for Mr. Dunn and 12 months for Messrs. Utrup, Armstrong, Boyd, Frailey or Williams.

For without “Cause” or “Good Reason” terminations occurring at or within 13 months of a Change-in-Control — The named executive officer will received the earned but unpaid portion of the base salary, credit for accrued but untaken vacation and the amount of any earned but unpaid bonus, incentive compensation or other fringe benefit through the date of termination. Mr. Dunn receives two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive actually received by the executive over the last three fiscal years. Mr. Dunn also receives the continuation of certain benefits as described in the table for a period of 24 months. The salary termination benefit for Messrs. Utrup, Armstrong, Boyd, Frailey and Williams is equal to one times the amount of their current annual compensation and certain benefits continuation for a period of 12 months.

Non-competition and non-solicitation provisions — pursuant to his Change-in-Control Agreement, Mr. Dunn has agreed not to compete with us, or solicit any of our employees, during the period in which he is employed by us and for a 24 month period thereafter. Pursuant to their Change-in-Control Agreements, each of Mr. Utrup, Armstrong, Boyd, Frailey and Williams has agreed not to compete with us, or solicit any of our employees, during the period in which he is employed by us and for a 12 month period thereafter.

Terms of Employment for Executive Officers

Each of our named executive officers located in the United States, Messrs. Armstrong, Dunn, Frailey, Utrup and Williams, is generally entitled to participate in the following benefit programs of the Company: car allowance; participation in management performance bonus plan; vacation in accordance with Company policy, except that Messrs. Armstrong, Dunn, Frailey, Utrup and Williams were originally entitled to vacation in excess of Company policy in effect at the time of hire; ten paid holidays per year; hospital/surgical/medical insurance; dental and vision insurance; participation in Company’s Executive Benefit Program; group life insurance and short term disability and long term disability coverage; participation in Company 401(k) Savings Plan; participation in Deferred Compensation Plan since adoption; relocation package in connection with the start of employment; and severance in accordance with the Company’s Change-in-Control and Non-Competition Agreement. Mr. Boyd, who is located in the United Kingdom, is entitled to participate in the following benefit programs of the Company: use of a company car; participation in management performance bonus plan; vacation in accordance with Company policy; holidays in accordance with KAB Seating schedule; medical coverage under the KAB Seating policy in the United Kingdom and the CVG plan in the United States; relocation package in connection with the start of employment; participation in the KAB Seating pension plan; life insurance policy; tax filing assistance; and severance in accordance with the Company’s Change-in-Control and Non-Competition Agreement.

Indemnification Agreements

In addition to the indemnification provided for in our certificate of incorporation, we have entered into separate indemnification agreements with each of our directors and named executive officers. These indemnification agreements require us, among other things, to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by a director or executive officer in connection with the investigation, defense, settlement or appeal of any proceeding to which he was or is a party, or is threatened to be made a party or is involved, by reason of the fact that he is or was a director or executive officer. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Director Compensation

We pay non-employee directors an annual retainer of $50,000 plus $5,000 to committee chairs. We pay our chairman an annual retainer of $100,000. We also compensate our non-employee directors through grants of restricted stock or options with exercise prices equal to or greater than the fair market value of the common stock on the grant date. In October 2007, we granted to each of Messrs. Arves, Bovee, Griffin, Johnson and Snell 4,500 shares of restricted stock and 9,000 shares of restricted stock to Mr. Rued. All issuances of restricted stock vest in three equal installments beginning on October 20 of the year following their grant date and continuing for the subsequent two years. We also reimburse all directors for reasonable expenses incurred in attending Board and committee meetings.

The table below describes the compensation paid to non-employee directors. Mr. Dunn, a director of our Company, receives no compensation for serving on our Board.

2007 Director Compensation Table

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)(2)(3)	($)(1)(4)	($)	($)	($)	($)

Scott D. Rued	100,000	113,633	55,666	—	—	—	269,299
Scott C. Arves	50,000	56,817	—	—	—	—	106,817
David R. Bovee	55,000	56,817	—	—	—	—	111,817
Robert C. Griffin	55,000	56,817	—	—	—	—	111,817
S.A. Johnson	50,000	56,817	—	—	—	—	106,817
Richard A. Snell	55,000	56,817	—	—	—	—	111,817

(1)	Refer to Note 13 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for the relevant assumptions used to determine the valuation of our stock and option awards.

(2)	Represents compensation expense recognized in 2007 for financial statement reporting purposes under SFAS No. 123(R), except that no estimate of forfeitures is made. On October 29, 2007, we granted 9,000 shares of restricted stock to Mr. Rued and 4,500 shares of restricted stock to each of Messrs. Arves, Bovee, Griffin, Johnson and Snell. The grant date fair market value of each of these awards is $13.40 per share, based on grant date of October 29, 2007 with a three-year vesting period occurring each October 20, beginning October 20, 2008.

(3)	The following are the aggregate number of unvested restricted stock awards held by each of our non-employee directors as of December 31, 2007: Mr. Rued: 16,999; Mr. Arves: 8,498; Mr. Bovee: 8,498; Mr. Griffin: 8,498; Mr. Johnson: 8,498, and Mr. Snell: 8,498.

(4)	Represents compensation expense recognized in 2007 for financial statement reporting purposes under SFAS No. 123(R), except that no estimate of forfeitures is made. We have compensated non-employee directors through stock options in the past. All grants have an exercise price equal to or greater than the fair market value of the common stock on the grant date. Mr. Rued had an aggregate number of 60,000 options as of December 31, 2007, all of which were vested and exercisable. No other directors had outstanding options as of December 31, 2007.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Compensation Committee. No interlocking relationship exists between our Board of Directors or the Compensation Committee of any other company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our management monitors related party transactions for potential conflicts of interest situations on an ongoing basis. Although we have not historically had formal policies and procedures regarding the review and approval of related party transactions, these transactions are generally reviewed and approved by the Board of Directors. Under the NASDAQ marketplace rules, we are required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the Board of Directors. In accordance with the charter of the Audit Committee, the Audit Committee must review and approve all related party transactions. Our Code of Ethics provides that no director or executive officer may represent the interests of any party other than us (including personal interests) in any material transaction in which we and another party are involved.

Registration Agreement

Certain of our existing stockholders, including certain of our current and former principal stockholders, are party to a registration agreement. This agreement confers upon the parties thereto, who hold the majority of such stockholders’ shares of our common stock, the right to request up to five registrations of all or any part of their common stock on Form S-1 or any similar long-form registration statement or, if available, an unlimited number of registrations on Form S-2 or S-3 or any similar short-form registration statement, each at our expense.

In the event that the holders of these securities make such a demand registration request, all other parties to the registration agreement will be entitled to participate in such registration, subject to certain limitations. The registration agreement also grants to the parties thereto piggyback registration rights with respect to all other registrations by us and provides that we will pay all expenses related to such piggyback registrations.

Advisory Agreement with Hidden Creek Partners

On January 31, 2005, we entered into an advisory agreement with Hidden Creek Partners, LLC (“HCP”), pursuant to which HCP agreed to assist us in financing activities, strategic initiatives and acquisitions in exchange for an annual fee. In addition, we agreed to pay HCP a transaction fee for services rendered that relate to transactions we may enter into from time to time, in an amount that is negotiated between our Chief Executive Officer or Chief Financial Officer and approved by our Board of Directors. All of the principals of HCP are employees and managing directors of Thayer Capital. Scott D. Rued, our Chairman, is a managing partner of Thayer Capital and Richard Snell, a member of our Board of Directors and its Compensation Committee Chairman, is an operating partner of Thayer Capital. Thayer Capital, Scott D, Rued and Richard A. Snell are not a party to, and have no direct or indirect financial interest in the advisory agreement between us and HCP. For the year ended December 31, 2007, we made payments under these arrangements of approximately $0.2 million. This agreement was approved by our Board in 2005 and renewed in 2006 and 2007. This agreement has not been renewed for 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based on a review of such reports, we believe that during our last fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that W. Gordon Boyd filed a late Form 4 on December 19, 2007 to report a sale of common stock.

AUDIT COMMITTEE REPORT

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under the Acts.

The Audit Committee is composed of three directors appointed by the Board, all of whom are independent under applicable NASDAQ marketplace rules. The Audit Committee operates under a written charter adopted by the Board in August 2004, a copy of which is posted on our website at www.cvgrp.com. The Audit Committee recommends to the Board of Directors the selection of the Company’s independent registered public accounting firm.

Management is responsible for the Company’s internal accounting and financial controls, the financial reporting process, and compliance with the Company’s legal and ethics programs. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.

In this context, the Audit Committee has met and held discussions separately and jointly with each of management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

In connection with new standards for independence of the Company’s independent registered public accounting firm promulgated by the SEC, during the Company’s 2007 fiscal year, the Audit Committee considered in advance of the provision of any non-audit services by the Company’s independent registered public accounting firm whether the provision of such services is compatible with maintaining such independence.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, its review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Scott C. Arves
David R. Bovee (Chairman)
Robert C. Griffin

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION

Proposals of stockholders intended to be eligible for inclusion in our proxy statement and proxy card relating to our 2009 annual meeting of stockholders must be received by us on or before the close of business December 11, 2008. Such proposals should be submitted by certified mail, return receipt requested.

The by-laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to our Chief Financial Officer not less than 90 days prior to the first anniversary of the previous year’s annual meeting (provided that in the event that the annual meeting is scheduled to be held on a date more than 30 days prior to, or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business 90 days prior to such annual meeting or the tenth day following the public announcement of such meeting) and that such notice must meet certain other requirements, including (a) with respect to director nominees, all information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the stockholder’s name and record address, the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder, a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and any other information relating to such stockholder that would be required to be disclosed in a proxy statement in connection with solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. As a result, Stockholders who intend to present a proposal at the 2009 annual meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal no later than February 19, 2009 (assuming the date of next year’s annual meeting is not more than 30 days prior to, or more than 60 days after, the anniversary of this year’s annual meeting). Our proxy related to the 2009 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by us after such date or any proposal received prior to that date if we advise stockholders in our 2009 proxy statement about the nature of the matter and how management intends to vote on such matter. Any stockholder interested in making such a nomination or proposal should request a copy of the by-laws from the Chief Financial Officer of CVG.

We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Chad M. Utrup, Chief Financial Officer, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Our Annual Report on Form 10-K can also be downloaded without charge from our website at www.cvgrp.com.

OTHER MATTERS

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, our directors, officers and employees may solicit proxies by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

The directors know of no other matters which are likely to be brought before the annual meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

Chad M. Utrup
Chief Financial Officer

April 10, 2008

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY.  EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

C123456789

000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext           000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 20, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all Class I nominees listed and FOR Proposal 2.

1.	Election of Class I Directors:	For	Withhold				For	Withhold	+

	01 - David R. Bovee	☐	☐	02 - Scott D. Rued			☐	☐

				For	Against	Abstain

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2008.			☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Commercial Vehicle Group, Inc.

7800 Walton Parkway
New Albany, Ohio 43054
This Proxy Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Scott D. Rued and Mervin Dunn and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on March 24, 2008, at the annual meeting of stockholders to be held on May 20, 2008, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.
By returning this proxy card you are conferring upon the proxies the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
This proxy when properly executed will be voted on as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in Item 1 on the reverse side, FOR proposal 2, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.
ALL STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

 A  Proposals — The Board of Directors recommends a vote FOR all Class I nominees listed and FOR Proposal 2.

1.	Election of Class I Directors:	For	Withhold		For	Withhold	+
	01 - David R. Bovee	☐	☐	02 - Scott D. Rued	☐	☐

		For	Against	Abstain

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2008.	☐	☐	☐
3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
 B  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

1 U P X 0 1 6 7 4 7 2	+

▼    PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — Commercial Vehicle Group, Inc.

7800 Walton Parkway
New Albany, Ohio 43054
This Proxy Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Scott D. Rued and Mervin Dunn and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on March 24, 2008, at the annual meeting of stockholders to be held on May 20, 2008, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.
By returning this proxy card you are conferring upon the proxies the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
This proxy when properly executed will be voted on as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in Item 1 on the reverse side, FOR proposal 2, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.
ALL STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE